UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2008

ALLIS-CHALMERS ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware	001-02199	39-0126090
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5075 Westheimer Suite 890 Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 369-0550

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On December 22, 2008,  Allis-Chalmers Energy Inc., a Delaware corporation (the “Company”), entered into a Share Purchase Agreement (the “Agreement”), dated December 19, 2008, with BrazAlta Resources Corp., an Alberta corporation (“BrazAlta”), pursuant to which the Company will purchase all of BrazAlta’s remaining interest in BCH Ltd., an Alberta corporation (“BCH”) for $5 million. The closing of the transaction is anticipated by December 31, 2008 and will result in the Company owning all of the outstanding capital stock of BCH. The Company previously loaned BCH $40 million, which is evidenced by a Convertible Subordinated Secured Debenture convertible at anytime into 49% of the common equity of BCH and bears interest at a rate of 15% per annum.

The Agreement contains customary representations, warranties, covenants and conditions to closing. Among other things, the Agreement provides that, as a condition to the parties’ obligation to close, the parties must enter into a new credit arrangement with Standard Bank Plc and the other lenders named thereto to replace BrazAlta’s guarantee with a guarantee by the Company of the payment and performance of the indebtedness, liabilities and obligations of BCH of approximately $23.5 million.

The foregoing summary is not complete and is qualified in its entirety by reference to the full text of the Agreement, which will be filed in the Company’s next periodic report.

Item 8.01. Other Events

On December 29, 2008, the Company issued a press release announcing that the Company entered into the Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

 Item 9.01. Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description
99.1	Press Release, dated December 29, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIS-CHALMERS ENERGY INC.
Date: December 29, 2008	By:	/s/ Theodore F. Pound III

Name: Theodore F. Pound III Title: General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated December 29, 2008.